EXHIBIT 10

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of May 17, 2010 (the “Effective Date”) , by and between TROPICANA LAS VEGAS, INC., a Nevada corporation (“Owner”), and TRILLIANT MANAGEMENT, LP, a Delaware limited partnership (“Operator”).

RECITALS

A.            Owner owns that certain property known as the Tropicana Las Vegas, located at 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109, which includes among other improvements a hotel, a casino, and related dining, recreational and retail space (collectively referred to as the “Hotel”).

B.            Owner desires to retain Operator in accordance with the terms and conditions of this Agreement to provide its knowledge, expertise and experience to Owner with respect to the Hotel and supervise, direct, manage and operate the Hotel according to the terms and conditions of this Agreement.

C.            Owner hereby appoints and employs Operator to act as its sole and exclusive agent for the performance of the Services (as defined below) for the Hotel (or any additions or expansions thereto) on Owner’s behalf, upon the terms and conditions hereinafter set forth.

D.            Subject to the obligations of Owner as set forth in this Agreement, Operator desires to provide the Services to Owner.

NOW, THEREFORE, for and in consideration of the foregoing recitals and of the mutual promises and agreements set forth herein, Owner and Operator hereby covenant and agree that  the foregoing recitals are true and as follows:

ARTICLE ONE

TERM

1.01        Term.     The term of this Agreement (the “Term”) shall begin on the first day following the date on which the Operator receives all necessary Gaming Approvals (as defined below) to operate the Hotel on behalf of Owner (“Commencement Date”) and shall expire at 11:59 PM (Pacific Time) on the date immediately preceding the tenth anniversary of the Commencement Date.  Each calendar year during the Term shall be a “Contract Year”, provided that the period from the Commencement Date through December 31st of the year in which the Commencement Date occurs shall be considered a partial Contract Year, and any amounts due during such period shall be prorated based on the actual number of days in such partial Contract Year.

1.02        Relationship of the Parties.  The parties acknowledge and agree that (a) the relationship between them shall be that of principal (in the case of Owner) and agent (in the case of Operator); (b) they are not joint venturers, partners or joint owners with respect to the Hotel; and (c) nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship between the parties.

ARTICLE TWO

GRANT OF AUTHORITY AND OPERATING STANDARD

2.01        Grant of Authority; Duties of Operator.  Owner hereby grants to Operator the exclusive right, authority and discretion, and instructs Operator, during the Term, to take, and Operator shall take, all such actions for and on behalf of Owner that are reasonably necessary or advisable to operate the Hotel subject to any and all limitations set forth in this Agreement and at all times in accordance with all of the following: (a) the Operating Standard; (b) the requirements and limitations set forth in this Agreement; (c) the Budget (as defined below); (d) all Gaming Approvals; and (e) Applicable Laws (as defined below).  Subject to and in accordance with the foregoing, Operator shall have the sole authority and responsibility to (i) determine operating policy, standards of operation, quality of service, the maintenance and the physical appearance of the Hotel and any other matters affecting operations and management; and (ii) supervise and direct all phases of advertising, sales, and business promotion for the Hotel.

For purposes of this Agreement, “Applicable Laws” means all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any federal, state or local Governmental Authority (as defined below), board of fire underwriters and similar quasi-Governmental Authority, including any legal requirements under any Gaming Approvals; and (b) judgments, injunctions, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority, in effect at the time in question and in each case to the extent the Hotel or person in question is subject to the same. Without limiting the generality of the foregoing, references to Applicable Law shall include any of the matters described in clause (a) or (b) above relating to employees, zoning, building, health, safety and environmental matters and accessibility of public facilities.

2.02        Annual Budget.    Operator shall assist Owner in the preparation of an annual budget (the “Budget”) at least 30 days prior to the commencement of each fiscal year.  Each annual Budget shall detail all operating expenses, costs, working capital requirements, revenues and other items reasonably anticipated by Operator, or contemplated in this Agreement, for the next succeeding year.  Each Budget shall be subject to the prior approval of Owner’s board of directors (the “Board”) and shall be reviewed by Operator and Owner on at least a quarterly basis.  Material changes to the Budget require the prior approval of the Board.

2.03        Specific Authorizations.  Without limiting the generality of the authority granted to Operator in Section 2.01 and subject to the limitations set forth in Section 2.01 and this Agreement, Operator is specifically authorized to:

(a)           establish rates for the usage of all guest rooms in the Hotel, including all: (i) room rates for individuals and groups; (ii) charges for room service, food and beverage; (iii) charges for recreational and other guest amenities at the Hotel; (iv) policies with respect to any commercially reasonable goods or services provided to gaming patrons of the Hotel free of charge, at a discounted rate or in the form of a rebate or credit (collectively,

“Complimentaries”); (v) billing policies (including entering into agreements with credit card organizations); (vi) price and rate schedules; and (vii) rents, fees and charges for all leases, concessions or other rights to use or occupy any public space in the Hotel;

(b)           establish all policies and procedures for gaming operations at the Casino;

(c)           supervise and direct the collection of income of any nature from the operation of the Hotel and issue receipts with respect to, and use commercially reasonable efforts to collect all charges, rent and other amounts due from guests, lessees and concessionaires of the Hotel, and use those funds, as well as funds from other sources as may be available to the Hotel, in accordance with this Agreement and the Budget;

(d)           use commercially reasonable efforts to collect and account for and remit to any government or political subdivision, or an agency or instrumentality thereof (“Governmental Authority”) all applicable gaming, sales, use, gross receipts, value added, live entertainment tax, excise or similar taxes and all other taxes, assessments, duties, levies and charges imposed by any Governmental Authority and collectible by the Hotel directly from gaming customers, patrons or guests (including those taxes based on the sales price of any goods, services, or displays, gross receipts or admissions);

(e)           supervise and purchase or lease, or arrange for the purchase or lease of, all FF&E and supplies that Operator determines to be necessary or advisable for the operation of the Hotel in accordance with this Agreement.  Operator and Owner acknowledge and agree that all FF&E, upon installation or placement within, or use at, the Hotel shall immediately become property of Owner;

(f)            negotiate, enter into and administer, in the name of Owner, all service contracts and licenses Operator deems necessary or advisable for the operation of the Hotel including, without limitation, contracts and licenses for (i) health and life safety systems; (ii) maintenance of all electrical, mechanical, plumbing, HVAC, elevator, boiler and all other building systems; (iii) electricity, gas, telecommunications (including television and internet service); (iv) cleaning, laundry and dry cleaning; (v) use of copyrighted materials (including music and videos); and (vi) entertainment;

(g)           negotiate, enter into and administer, in the name of Owner, contracts for the use of the Hotel by individuals and groups;

(h)           at the request of Owner, negotiate and administer, in the name of Owner, licenses and concession agreements for the right to use or occupy any public space within the Hotel, including any retail, office or lobby space;

(i)            institute in its own name, or in the name of Owner or the Hotel, all legal actions or proceedings to (i) collect charges, rent, or other income derived from the Hotel’s operations; (ii) oust or dispossess guests, tenants or other Persons in possession therefrom; or (iii) terminate any license or concession agreement for the breach thereof or default thereunder by the Owner, licensee or concessionaire;

(j)            take actions to challenge, protest, appeal and/or litigate to final decision in any appropriate court or forum any Applicable Laws affecting the Hotel or any alleged non-compliance with, or violation of, any Applicable Laws, provided that the non-compliance with, or violation of, Applicable Laws during such challenge, protest, appeal or litigation does not result in the closing of the Hotel or any material portion or material facility of the Hotel, and does not impose any material risk of criminal or civil liability on Operator or Owner;

(k)           subject to Owner’s prior written approval, appoint counsel, defend, and control any and all legal actions or proceedings relating to the Hotel (i) in which Operator is a named party; or (ii) that pertain to policies, procedures or business practices of Operator or its affiliates used at the Hotel;

(l)            take such actions within Operator’s reasonable control as Operator determines to be necessary or advisable to comply with (i) all Applicable Laws; and (ii) the terms of all insurance policies;

(m)          in conjunction with any player development programs implemented at the Hotel, provide Complimentaries and accept markers from casino customers in accordance with its promotion of gaming operations at the Hotel; provided, however, in the exercise of its reasonable business judgment and in conjunction with player development programs, Operator shall obtain from patrons receiving markers, to the extent permitted, and in accordance with Gaming Laws (as defined below), appropriate documentation in accordance with overall markers policies established for the casino from time to time;

(n)           collect all charges, rents, markers and other amounts due on account of the casino and pursue all remedies available pursuant to Applicable Laws and/or the terms and conditions of relevant contracts, as applicable and necessary, from the casino guests, patrons, tenants, subtenants, and other parties providing exclusive services and concessionaires;

(o)           direct Owner with respect to the disbursement of funds from operating accounts for the Hotel in accordance with the Budget and Gaming Laws;

(p)           at the request and expense of Owner, take actions within Operator’s reasonable control to discharge any lien, encumbrance or charge against the Hotel or any component of the Hotel;

(q)           advise and assist Owner with the maintenance of complete books of account and records relating to or reflecting the results of operation of the Hotel, in accordance with the Budget, Gaming Laws and general accepted accounting principles (“GAAP”);

(r)            incur indebtedness in the name and on behalf of Owner including trade payables for goods and services incurred in the ordinary course of business in the operation of the Hotel, to the extent permitted under the Budget;

(s)           keep the Hotel and the FF&E in good operating order, repair and condition, consistent with the Operating Standard, including making necessary replacements, improvements, additions and substitutions thereto in accordance with this Agreement;

(t)            take such actions as are customary and usual in the operation of the Hotel in accordance with the Operating Standard; and

(u)           take such actions as Operator deems necessary or advisable to perform all duties and obligations required to be performed by Operator under this Agreement.

2.04        Operating Standard.  Operator shall perform the Services to the level of competency and quality presently maintained by other operators providing similar services to similar facilities as contemplated herein, and Operator shall adhere to all Applicable Laws, rules, regulations, and standards, including ethical standards, and GAAP applicable to the performance of the Services (“Operating  Standard”).  All fees (other than the Base Fee and Incentive fee (as defined below)) received by Operator in the performance of the Services hereunder shall be for Owner’s sole benefit and shall be accounted for as Hotel items.

2.05        Gaming Approvals; Permits.  Owner and Operator shall each obtain and maintain in full force and effect all necessary Gaming Approvals and other licenses and permits as may be required for the operation of the Hotel by Operator including, without limitation, liquor, bar, restaurant, health permits and similar permits and licenses.  All Gaming Approvals and licenses and permits shall be in effect as of the Commencement Date or as otherwise required by any Gaming Authority (as defined below).  Owner and Operator shall comply fully and promptly with any and all conditions contained in any such Gaming Approvals or other licenses and permits. For purposes of this Agreement, “Gaming Approvals” shall be defined as all licenses, permits, certificates, authorizations, registrations, waivers, variances, exemptions, franchises, findings of suitability and entitlements issued or issuable by any Gaming Authority or under any Gaming Law that are necessary to permit the parties hereto to consummate the transactions contemplated by this Agreement, including to permit the Operator to manage the Hotel and to receive the Base Fee and the Incentive Fee, in each case pursuant to this Agreement.

2.06        Personnel.

(a)           Operator shall employ Alejandro Yemenidjian and such other employees as it desires in its sole and absolute discretion, (collectively, “Operator Employees”) to supervise, manage, provide and direct the Services at the Hotel.  Notwithstanding Mr. Yemenidjian’s role as the Chief Executive Officer of the Hotel, and except for Operator Employees,   all personnel of the Hotel shall be employees of Owner (collectively, “Owner Employees”).  Subject to compliance with Gaming Laws and in accordance with the Budget, as agent of Owner, Operator shall direct the hiring of, supervise, direct the work of, direct the discharge of and advise regarding the compensation and other benefits of all Owner Employees working in the Hotel, in conformity with all applicable personnel policies of Owner.  Operator shall in no way be liable to Owner Employees or to Owner for any and all claims for wages, compensation or other benefits (including, without limitation, severance, pension, superannuation, retirement and termination pay) asserted by or on behalf of the Owner Employees; provided however, that Operator, and not Owner, shall be liable for all of the foregoing in connection with Operator Employees.  In accordance with the Budget, the salaries, other compensation and benefits of the Owner Employees shall be either paid by Owner or paid by Operator’s check and reimbursed to Operator by Owner, depending upon which procedure Operator and Owner agree is more feasible.

(b)           Operator shall, as agent for Owner, and at Owner’s sole expense, comply with all Applicable Laws relating to workers’ compensation, social security, unemployment insurance, hours of labor, wages, working conditions, federal, state and local anti-discrimination laws, statutes and regulations and other employer-employee related subjects with respect to the Owner Employees.

(c)           Operator hereby covenants and agrees, on behalf of itself and its affiliates, and their respective successors and assigns, and any person or entity acting for or on behalf of any of them, not to solicit the employment of any Owner Employee, without Owner’s prior written consent, at any time during the Term or during the one year period following termination of the Agreement for any reason other than after (i) a condemnation pursuant to Article Eight, (ii) a sale of all or substantially all of the assets of the Hotel or (iii) a change in control of Owner.

2.07        Expenses.  All costs, expenses, funding of operating deficits and working capital and other obligations and liabilities incurred pursuant to the terms and conditions of this Agreement, the Budget, the Operating Standard and the grant of authority to Operator as provided herein, shall be the sole and exclusive responsibility and obligation of Owner.

2.08        Proprietary Information .  At all times during the Term and thereafter, unless consented to in writing by the other party, neither Operator nor Owner shall directly or indirectly at any time or in any manner use, copy or retain any Proprietary Information and Systems (as defined below) of the other party, and each of Operator and Owner acknowledges and agrees that all Proprietary Information and Systems of the other party are, and shall at all times remain, the sole property of the party providing such Proprietary Information and Systems.  For purposes of this Agreement, “Proprietary Information and Systems” of a party shall mean any information, material or systems which are proprietary to the disclosing party or designated as confidential by the disclosing party, whether or not owned or developed by the disclosing party, which are not generally known other than by the disclosing party, and which the receiving party may obtain knowledge of through or as a result of the relationship established hereunder with the disclosing party, access to the disclosing party’s premises, or communication with the disclosing party’s employees or independent contractors.  Proprietary Information and Systems also includes any information material or systems which the disclosing party obtains from any third party which the disclosing party treats as proprietary or designates as confidential.  Proprietary Information and Systems of the Owner includes any and all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Owner or its affiliates, whether obtained or derived by Operator or its affiliates from: (A) guests or customers of the Hotel; or (B) any other sources or databases. Proprietary Information and Systems shall not include information, material or systems that (i) are now or later become  generally known to the public (other than as a result of a breach of this Agreement); (ii) are independently developed by the receiving party; (iii) the receiving party lawfully obtains from any third party who has lawfully obtained such information; or (iv) are later published or generally disclosed to the public by the disclosing party.  This Section 2.08 shall survive expiration or earlier termination of this Agreement.

2.09        Restrictions on Operator’s Authority.  Except as provided in this Agreement, Operator is not authorized and may not, without obtaining the prior written consent of Owner,

which may be withheld in Owner’s sole and absolute discretion, negotiate or enter into an agreement for, or otherwise act as Owner’s agent or representative in, the sale, lease, transfer, lien, or encumbrance of any type whatsoever, of all or any portion of the Hotel or any property thereof.

ARTICLE THREE

COMPENSATION OF OPERATOR

3.01        Base Fee and Incentive Fee.

(a)           Base Fee.  As consideration for Operator’s services during the Term, Owner shall pay to Operator an annual base fee (the “Base Fee”) equal to two percent (2%) of Net Revenue during such fiscal year following the Commencement Date and thereafter until the expiration or earlier termination of the Agreement.  For purposes of this Agreement, the term “Net Revenue” means all revenue from the operation of the Hotel less Complimentaries.  Such revenues shall be computed on an accrual basis in accordance with GAAP.

(b)           Incentive Fee.  In addition to the Base Fee, Tenant shall pay to Operator an annual incentive fee (the “Incentive Fee”) equal to five percent (5%) of EBITDA for such fiscal year.  For purposes of this Agreement, the term “EBITDA” means for any fiscal year during the Term the amount of Earnings Before Interest, Taxes, Depreciation and Amortization for the Hotel as determined pursuant to GAAP in accordance with gaming industry practices and counting the Base Fee as an expense.

3.02        Costs and Expenses.  In addition to the compensation provisions contained herein, Owner shall reimburse Operator’s for its reasonable actual out-of-pocket costs and expenses incurred for and during business travel in the furtherance of Operator’s duties set forth in this Agreement, not to exceed $7,500.00 per month unless such amount in excess has been consented to in writing by Owner.  Operator shall invoice Owner on a monthly basis (which invoice shall include supporting documentation reasonably satisfactory to Owner), and Owner shall pay to Operator within 15 days of receipt of such invoice, the amount of actual out-of-pocket expenses incurred by Operator.

3.03        Payment of Base Fee and Incentive Fee.

(a)           The Base Fee and Incentive Fee shall be paid by Owner to Operator in tentative monthly installments in arrears on the fifteenth (15th) day of each calendar month, provided that, during the Renovation Period (as defined below), the Base Fee and Incentive Fee shall accrue (without interest) but not be paid  until the end of the Renovation Period, when the Base Fee and Incentive Fee shall be paid as set forth above and monthly thereafter.  Owner shall continue to timely reimburse Operator during the Renovation Period for all costs and expenses under Section 3.02 hereof.  Each installment shall be equal to the Base Fee and Incentive Fee, as determined in Section 3.01, for the cumulative period from the commencement of each Contract Year to the date on which payment is due, less the aggregate amount of tentative monthly installments having theretofore become payable and been paid to Operator for Contract Year. If the aggregate amount of tentative monthly installments paid to Operator in any fiscal year of

Owner is more or less than the annual Base Fee and Incentive Fee payable for such Contract Year based upon the final audited financial statements for such Contract Year, then, by way of year-end adjustment within fifteen (15) days after delivery of such audited statements to Owner, Operator shall pay into an account for the benefit of Owner (the “Agency Account”) the amount of the overpayment, or shall receive from Owner the amount of any underpayment, as the case may be.  “Renovation Period” shall mean from the Effective Date until the date on which Hotel holds the grand opening of Nikki Beach.

(b)           Notwithstanding anything to the contrary in this Agreement, in the event that after the payment, in the following order of priority, of taxes, debt service, employee compensation, and operating expenses (excluding any Base Fee and Incentive Fee payable to Operator) applicable to the Hotel, the Hotel has insufficient cash flow to timely make the payment of any Base Fee and/or Incentive Fee payable to Operator hereunder, then compounded interest at the rate of four percent (4%) annually shall begin to accrue on the amount of such unpaid Base Fee and/or Incentive Compensation, or any portion thereof, until such Base Fee and/or Incentive Fee is paid in full.

3.04        Form of Payment.  Owner shall pay all Base Fees, Incentive Fees and all reimbursements due Operator in currency of the United States of America to such account or accounts as Operator shall from time to time designate in writing.

ARTICLE FOUR

OWNER’S AGREEMENTS REGARDING THE HOTEL

4.01        Funds; Reports; Certain Documents.  Owner warrants and represents to Operator that:

(a)           Owner will provide, initially and throughout the Term, and at Owner’s sole cost and expense, funds in accordance with the approved Budget for the purchase of adequate initial inventories of food and beverage and of consumable items utilized in operating the Hotel, such as soap, cleaning materials, matches, stationery and all other similar items.

(b)           Owner will provide, initially and throughout the Term, and at Owner’s sole cost and expense, working capital in accordance with the approved Budget for the operation of the Hotel.

(c)           Owner will promptly furnish to Operator true and correct copies of all property tax statements and insurance policies and all financing documents (including notes and mortgages) relating to the Hotel.

(d)           As soon as is practicable, but no later than the twentieth (20th) day of each calendar month, Owner, with the assistance of Operator, shall furnish Operator with an unaudited operating statement for the Hotel for the prior calendar month detailing (i) statistical data, (ii) gaming revenue data (broken down by departmental or revenue source), (iii) gaming operating expense data (broken down by departmental or expense source), (iv) food and beverage department data, (v) other income data, (vi) overhead departments data, (vii) fixed charges, (viii)

gross operating profit for the casino and EBITDA for the casino, and (x) net income or loss, including the Base Fee, Incentive Fee and other amounts paid to Operator.

ARTICLE FIVE

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.01        By Owner.  Owner makes the following warranties, representations and covenants to Operator, which representations, warranties and covenants shall, unless otherwise stated herein, survive the Effective Date of this Agreement and continue to be true during the Term:

(a)           Owner shall cooperate with Operator in Operator’s performance of its duties set forth herein and deliver to Operator copies of non-proprietary information relating to the Hotel (i) which is not otherwise available to Operator; and (ii) which is reasonably necessary or required in permitting Operator to properly and effectively perform the Services required hereunder (“Relevant Owner Information”).

(b)           Owner is a validly formed and existing corporation in good standing under the laws of the State of Nevada and has the power and authority to enter into this Agreement and perform its obligations hereunder.

(c)           Owner will obtain and maintain all Gaming Approvals required to be obtained and maintained by Owner pursuant to this Agreement and Gaming Laws;

(d)           This Agreement, when executed and delivered by Owner, will be its legal, valid and binding obligation, enforceable against Owner in accordance with its terms.  Neither the execution and delivery of this Agreement by Owner nor Owner’s performance of its obligations hereunder will result in a violation or breach of, or constitute a default with respect to or accelerate the performance required under any other agreement or obligation to which Owner is a party or is otherwise bound or to which the Hotel or any part thereof is subject, and will not constitute a violation of any federal, state or local law, regulation or order to which Owner or the Hotel is subject.

(e)           Except for the Gaming Approvals, there is no consent or approval of any Gaming Authorities, other Governmental Authorities or other person that must be obtained in connection with its execution and delivery of this Agreement or Owner’s performance of its obligations hereunder.

(f)            Owner shall provide Operator with copies of any communications directed to it relating to any actual, alleged, suspected or threatened violation of any legal requirements that relate to the Hotel or any portion thereof within five days of receipt of such communication.

(g)           Neither Owner nor any affiliate has dealt with any person or entity who has acted as a broker, finder or similar capacity that would entitle such person or entity to any commission, finder’s fee or similar compensation in connection with this Agreement or the transaction described herein.

5.02        By Operator.  Operator makes the following warranties, representations and covenants to Owner, which warranties, representations and covenants shall, unless otherwise stated herein, survive the Effective Date of this Agreement and continue to be true during the Term:

(a)           Operator is a validly formed and existing limited partnership in good standing under the laws of the State of Delaware and is duly registered and qualified to do business in the State of Nevada as a foreign limited liability company, and has the corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b)           Operator will obtain and maintain all Gaming Approvals required to be obtained and maintained by Operator pursuant to this Agreement and Gaming Laws;

(c)           This Agreement, when executed and delivered by Operator, will be its legal, valid and binding obligation, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement by Operator nor Operator’s performance of its obligations here under will result in a violation or breach of, or constitute a default with respect to or accelerate the performance required under any other agreement or obligation to which Operator is a party or is otherwise bound or to which any of its assets is subject, and will not constitute a violation of any federal, state or local law, regulation or order to which Operator or any of its assets is subject.

(d)           Except for the Gaming Approvals, there is no consent or approval of any Gaming Authorities, other Governmental Authorities or other person that must be obtained in connection with its execution and delivery of this Agreement or Operator’s performance of its obligations hereunder.

(e)           Operator shall provide Owner with copies of any communications directed to Operator relating to any actual, alleged, suspected or threatened violation of any legal requirements that relate to the Hotel or any portion thereof within five days of receipt of such communication.

(f)            Operator shall cooperate with Owner in Owner’s performance of its duties set forth herein and deliver to Owner copies of all material information relating to Owner’s duties hereunder promptly after the receipt thereof by Operator.

(g)           Neither Operator nor any affiliate has dealt with any person or entity who has acted as a broker, finder or similar capacity that would entitle such person or entity to any commission, finder’s fee or similar compensation in connection with this Agreement or the transaction described herein.

ARTICLE SIX

INSURANCE AND INDEMNITY

6.01        Insurance.  Owner shall provide, at Owner’s sole cost and expense, the insurance coverages set forth in Exhibit “A” which is attached hereto and made a part hereof by reference.

6.02        Indemnity.  Owner shall protect, defend, indemnify and hold harmless Operator from any liability, loss, cost, damage, claim or occurrence of any kind, or expense, including reasonable attorneys’ fees and court costs (“Claim”), arising in connection with the Hotel prior to the Effective Date.  Each party agrees to indemnify and hold harmless the other against any Claim arising of this Agreement or the operation of the Hotel to the extent such Claim is the result of (a) any acts beyond the scope of the indemnifying party’s authority hereunder and not otherwise authorized; or (b) any negligent acts or omissions, any fraud, any willful misconduct, or any breach of this Agreement, by the indemnifying party, its agents or employees.  The provisions of this Section 6.02(a) shall survive any expiration or termination of this Agreement.

ARTICLE SEVEN

DAMAGE TO AND DESTRUCTION OF THE HOTEL

7.01        Owner to Restore.  Owner may, in its sole discretion, repair, restore, rebuild or replace any insured damage to, or impairment or destruction of the Hotel from fire or other casualty, provided that Owner shall only be required to spend money to the extent of actual insurance proceeds received by Owner and applicable deductibles.  If Owner elects not to repair, restore, rebuild or replace such damage, impairment or destruction of the Hotel, then Operator shall have the option to terminate this Agreement without any liability.   An election by Owner not to repair, restore, rebuild or replace such damage, impairment or destruction of the Hotel shall entitle Operator to any Base Fee, Incentive Fee and reimbursements due under Section 3.02, as provided for and computed in Article Three, through the effective date of the termination.

7.02        Termination.  Any notice of termination under this Article Seven shall become effective 30 days after the giving of the same.

ARTICLE EIGHT

CONDEMNATION

8.01        Total Condemnation.  If the whole of the Hotel shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, this Agreement will terminate as of the date of such taking.  Thereafter, within 30 days after the date that Owner is reasonably compensated for such total condemnation, Owner shall pay Operator any Base Fee, Incentive Fee and reimbursements due under Section 3.02, as provided for and computed in Article Three, through the effective date of the termination.

8.02        Partial Condemnation.  If only a part of the Hotel shall be taken or condemned and the taking or condemnation of such part does not make it unfeasible or imprudent, in Operator’s reasonable opinion, to operate the remainder as a Hotel of the type and class immediately preceding such taking or condemnation, the Operator may terminate the Agreement.  Thereafter, within 30 days after the effective date of the termination, Owner shall pay Operator any Base Fee, Incentive Fee and reimbursements due under Section 3.02, as provided for and computed in Article Three, through the effective date of the termination.

ARTICLE NINE

TERMINATION

9.01        Termination For Cause.  Notwithstanding any other provision of this Agreement to the contrary, the party other than the defaulting party, as defined herein (the “Non-defaulting Party”), shall have the right, but not the obligation, to terminate this Agreement immediately upon an Event of Default.  “Event of Default” shall mean any of the following:

(a)           The following shall constitute an Event of Default by Owner:

(i)            Owner is unable to make the payments required of it to Operator pursuant to this Agreement and, upon written notice thereof, Owner has not cured within a period of 30 days; or

(ii)           The Nevada Gaming Commission issues any notification that Owner is unsuitable to maintain any Gaming Approvals issued to Owner in conjunction with the Hotel or Owner fails to obtain or maintain any material license or permit required for Owner’s performance under this Agreement.

(b)           The following shall constitute an Event of Default by Operator:

(i)            Failure to obtain or maintain any Gaming Approval during the Term;

(ii)           Fraud or illegal conduct;

(iii)          Material breach of this Agreement if Operator has not cured such breach within a period of 30 days after receipt of written notice thereof; or

(iv)          The Nevada Gaming Commission determines that Operator is unsuitable to continue the operation of the Hotel.

(c)           It shall be a material breach by either party upon:

(i)            Admission in writing of such party’s inability to pay its debts generally as they become due, or as required by this Agreement;

(ii)           With respect to such party, the bankruptcy, dissolution or appointment of a receiver, or the voluntary filing of any petition thereof or consent thereto, or any assignment for the benefit of creditors, whether under Title 11 of the United States Code or any other insolvency laws; or

(iii)          Any levy or judgment is filed against such party which (x) materially adversely affects such party’s ability to perform under this Agreement, and (y) is not satisfied or otherwise removed, stayed or set aside within 10 days of the filing thereof.

(d)           If this Agreement is terminated as set forth in this Section 9.01, and the Non-defaulting Party is the Owner, it may recover such damages suffered by reason of the defaulting party’s non-compliance, breach or default.  If the Agreement is terminated as set forth in this Section 9.01, and the Non-defaulting Party is the Operator, it shall have the right to collect any Base Fee, Incentive Fee, and reimbursement due under Section 3.02 through the effective date of the termination.

9.02        Privileged Licenses; Unsuitability; Termination. Operator acknowledges that Owner and its affiliates are businesses that are or may be subject to and exist because of privileged licenses issued by the Gaming Authorities.  Notwithstanding anything to the contrary contained herein, in the event that (i) Owner, in its sole and absolute discretion, deems it likely that Owner’s continued affiliation or contractual relationship (including this Agreement) with Operator will preclude or materially delay, impede, jeopardize or impair the ability of Owner to obtain or retain any gaming licenses in any jurisdiction, or result in the imposition of materially burdensome terms and conditions on any such gaming licenses or subject Owner to any disciplinary proceedings by any Gaming Authorities or constitute a violation of Applicable Laws, then Owner may terminate this Agreement immediately upon written notice to Operator.  For purposes of this Agreement, (a) the “Gaming Authorities” shall be defined as those national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any applicable jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board; and (b) “Gaming Laws” shall be defined as all laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any applicable jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in the Nevada Revised Statutes Chapter 463, and the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code.

9.03        Termination Without Cause.  Owner shall have the right to terminate this Agreement at any time and for any reason or no reason upon 30 days prior written notice to Operator, without any liability whatsoever, except (a) any Base Fee, Incentive Fee and reimbursement due under Section 3.02, through the effective date of the termination and the Termination Fee as provided for and computed in Section 9.05.

9.04        Reciprocal Termination Pursuant to Government Act. Upon occurrence of any of the following, each party shall have the right, upon 30) days prior written notice to the other party, to terminate this Agreement without any liability, aside from payment of any Base Fee, Incentive Fee and reimbursements then due to Operator through the effective date of termination:

(a)           As a result of any judicial, legislative, regulatory or administrative change or determination, which makes the performance by either Owner or Operator of any material term, covenant, condition or provision of this Agreement a violation of any statute, rule, court order or regulation; or

(b)           If the State of Nevada terminates gaming in Nevada, or otherwise orders the Hotel closed without default of Owner or Operator, or taxes or regulations applicable to the Hotel change such that it becomes materially uneconomic, in either party’s discretion, to operate the Hotel.

9.05        Operator’s Liquidated Damages Upon Termination Under Section 9.03.  If Owner terminates this Agreement pursuant to Section 9.03, or in the event of a sale of the Hotel or change of control of Owner as set forth in Section 10.01, and only in such events, then Owner shall pay to Operator as liquidated damages and not as a penalty, and Operator shall accept from Owner the applicable amount as follows (“Termination Fee”):

The Termination Fee shall be an amount equal to (i) all amounts due Operator for Services rendered under this Agreement for periods prior to the effective date of termination plus (ii) a sum equal to the “Base Amount”.  “Base Amount” shall mean the aggregate amount paid or payable to Operator for Services rendered under this Agreement during the twelve (12) months immediately preceding the date of termination, or an annualized amount if there are fewer than twelve (12) months in such period.

The parties hereby expressly agree that the sums set forth in this provision are to serve as a liquidated damages representing a reasonable estimation of the loss to the Operator of the benefit of Operator’s bargain and not a penalty.  Upon payment of the Termination Fee, both Operator and Owner shall execute and deliver a standard form of mutual general release of claims.

9.06        Actions to be Taken upon Termination.  Upon termination of this Agreement and payment of any Base Fee, Incentive Fee, Termination Fee and reimbursements due under Section 3.02, in addition to all other provisions of this Agreement, the following will apply:

(a)           Operator shall peacefully vacate and surrender the Hotel to Owner.

(b)           Operator shall deliver, assign and transfer to Owner or Owner’s designee: (i) all books and records of the Hotel in the possession of Operator, and Owner shall be entitled to conduct a final audit of any Base Fees, Incentive Fees and reimbursements due under Section 3.02; and (ii) any other property of Owner, and all copies thereof, possessed by Operator.

(c)           Operator shall release and transfer to Owner any of Owner’s funds held or controlled by Operator.

(d)           Operator shall cooperate with Owner and make itself available to consult with and advise Owner regarding the operation of the Hotel for a period of up to 30 days following termination.

(e)           Operator shall not directly or indirectly hold itself or the Hotel out to the public as being or remaining (or otherwise associated) with Owner.

ARTICLE TEN

SUCCESSORS AND ASSIGNS

10.01      Permitted Assignments.  Subject to the approval of the Gaming Authorities, neither Owner’s nor Operator’s consent shall be required for either party to assign this Agreement or its rights and interest in the operation of the Hotel to any entity in which the assigning party maintains a majority and controlling interest, and such assignment shall serve to fully relieve and discharge the assigning party from any further duties or obligations pursuant to this Agreement.  Except as provided in the preceding sentence, neither Operator nor Owner may  assign this Agreement without the prior written consent of the other party.  It is understood and agreed that any consent granted to any such assignment shall not be deemed a waiver of the covenant herein contained against assignment in any subsequent case.  In the event of a sale of all or substantially all of the assets of the Hotel or a change in control of Owner, Owner may terminate this Agreement, provided that Owner pays Operator any Base Fee, Incentive Fee, and reimbursements due under Section 3.02 through the effective date of termination, and the Termination Fee as provided for and computed in Section 9.05.

10.02      Assigns Bound.  Subject to the provisions of this Agreement regarding and/or restricting sale or assignments, the terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no assignment, transfer pledge, mortgage, lease or sublease by or through Operator or by or through Owner, as the case may be, in violation of the provision of this Agreement shall vest any rights in the assignee, transferee, mortgagee, pledgee, lessee, sublessee or occupant.

ARTICLE ELEVEN

GENERAL PROVISIONS

11.01      Other Business.  Subject to anything to the contrary in this Agreement, it is further expressly understood and agreed by the parties hereto that either party may engage in any other business or investment, including the ownership of or investment in real estate and the construction and/or sales of commercial projects, and that the other party hereto shall have no rights in and to any such business or investment or the income or profit derived therefrom.

11.02      Notices.  Unless otherwise provided for herein, all notices and other communications required or permitted hereunder shall be in writing and be either hand-delivered or mailed, certified mail, return receipt requested, sent by facsimile, email or sent via commercial courier, addressed to:

To Operator:	TRILLIANT MANAGEMENT, LP Attn: Timothy A.R. Duncanson C/O Onex Corporation 161 Bay Street, 49th Floor P.O. Box 700

Toronto, ON M5J 2S1 Facsimile: (416) 362-5765 Email: tduncanson@onex.com

To Owner:	TROPICANA LAS VEGAS, INC. Attn: Joanne Beckett, Esq. 3801 Las Vegas Boulevard, South Las Vegas, Nevada 891019 Facsimile: (702) 739-2703 Email: Jbeckett@tropicanalv.com

Except as otherwise provided in this section, all notices shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked.  All notices telecopied shall be deemed delivered as of the business day immediately following the date receipt of the telecopy is confirmed. All notices sent via email shall be deemed delivered as of the business day immediately following the date receipt of the email is confirmed.  All notices sent via commercial courier shall be deemed delivered as of the business day immediately following the date the notice is entrusted to the commercial courier service with directions for service within one (1) day. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 11.02.

11.03      Attorneys’ Fees.  If any suit, action, arbitration or other proceeding (hereinafter “proceeding(s)”) is instituted in connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to recover, from the losing or defaulting party all reasonable fees, costs and expenses (including the reasonable fees and expenses of attorneys and witnesses) incurred in connection with the prosecution or defense of such proceeding, whether or not the proceeding is prosecuted to a final judgment or determination; provided, however, if there is no clear prevailing party, such fees, costs and expenses shall be borne as determined by the fact finder.

11.04      Interpretation.  Titles or captions in this Agreement are included only as a matter of convenience and reference, and are in no way intended to define, limit, extend or describe the scope of this Agreement. Reference to Articles, Sections, Paragraphs and clauses in this Agreement shall be deemed to be references to the Articles, Sections, Paragraphs and clauses of this Agreement unless otherwise explicitly indicated. All references to the singular shall include the plural, as the context may require, and all references to gender shall, as appropriate, include other genders.

11.05      Amendments and Waivers.  No amendment, modification or waiver of or to this Agreement shall be effective unless the same is in writing and executed by both parties.  A waiver by a party of any of the terms or provisions of this Agreement shall not constitute a subsequent waiver of any of the terms or provisions of this Agreement.

11.06      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

11.07      Cooperation.  Should any claim, demand, action or other legal proceeding arising out of matters covered by this Agreement be made or instituted by any third party against a party to this Agreement, the other party to this Agreement shall furnish such information and reasonable assistance in defending such proceeding as may be requested by the party against whom such proceeding is brought.

11.08      Waiver of Rights.  The failure of Owner or Operator to seek redress for violations, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement, shall not constitute a waiver of the terms of such covenant, agreement, provision or condition at any subsequent time, or of the terms of any other covenant, agreement, provision or condition contained in this Agreement.

11.09      No Recourse.  The parties agree that there shall be no recourse against any shareholder, member or partner, as the case may be, of Owner or Operator for any payments due, or the enforcement of any obligations under this Agreement, as applicable; each party’s liability under this Agreement shall be limited to the amount which can be recovered from such party’s assets.

11.10      Severability.  If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, and if the invalidity or unenforceability of such provision would not deprive either party of a material benefit under this Agreement, then the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

11.11      No Third Party Beneficiary.  Except for Section 11.14, this Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

11.12      Force Majeure.  The parties to this Agreement shall not be held liable or be deemed to be in default or breach of this Agreement if the performance of any obligation under this Agreement is materially hindered or prevented by strike, boycott, lockout or other labor trouble; and storm, fire, earthquake or Act of God; any riot, civil disturbance, or any act of war; the material shortage, unavailability or disruption in the supply of labor, materials, fuels or the material disruption of postal, electrical, telephone or other utility service; any present or future governmental law, ordinance, order rule or regulation; or any other cause or contingency beyond the respective parties’ control, but only during such time as such party is unable due to a specified reason herein to perform its obligations hereunder.

11.13      Integration.  This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and takes the place of any and all previous agreements entered into between the parties hereto relating to the subject matter of this Agreement.

11.14      Counterparts.  This Agreement may be executed in several counterparts and all so executed shall constitute one agreement, binding on all of the parties hereto. In the event the parties hereto utilize “facsimile” transmitted executed documents or counterpart, such parties agree to accept and rely upon such documents as if they bore original signatures.

11.15      No recording by Operator.  In no event shall this Agreement and/or any memorandum of this Agreement be recorded by Operator against the Hotel, and any memorandum or agreement that is recorded shall have no effect.  Owner or any mortgagee of Owner (that shall be a third party beneficiary of this provision) shall have the right to introduce this paragraph of this Agreement as evidence in connection with the filing of any termination of any memorandum or agreement that is filed in contravention of this Agreement.

11.16      Dispute Resolution.  Any and all claims, disputes or controversies arising between the parties hereto regarding any of the terms of this Agreement or the breach thereof shall first be discussed between Owner and Operator in the expectation of amicable resolution. In the event such efforts fail to bring about an amicable resolution, then, on the written demand of either of the parties hereto, shall be submitted to and be determined by binding and final arbitration held in Las Vegas, Nevada, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one or more arbitrators appointed in accordance with such rules. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction. Any decision by the arbitrator or arbitration panel, as the case may be, shall be final and binding and shall be subject to review only upon a showing of fraud on the part of the arbitrator(s).

11.17      Disclosure and Cooperation.  Each party hereto acknowledges that, as a result of the possibility of each becoming licensed or qualified as a licensed casino operator in various jurisdictions, each will be required to conduct appropriate due diligence inquiries concerning any material transaction in which it engages and that the transactions envisioned by this Agreement fall within the class of transactions which require that each conduct such due diligence inquiries regarding the other. Based on the foregoing, each party agrees that, upon one party’s request (the “requesting party”), the other party (the “responding party”) shall make such disclosures as are necessary or desirable for the requesting party to conduct such inquiries of the responding party as the requesting party deems appropriate to conduct the required due diligence inquiries.

11.18      Gaming Matters.  The parties hereto acknowledge that the obligations of Operator and Owner hereunder are subject to and contingent upon receipt of all necessary Gaming Approvals,  To that end, the parties hereto agree to promptly to cooperate with each other in obtaining all necessary Gaming Approvals.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

TROPICANA LAS VEGAS, INC., a Nevada corporation

By:	/s/ Joanne Beckett
Name:	Joanne Beckett, Esq.
Title:	Secretary

TRILLIANT MANAGEMENT, L.P., a Delaware limited partnership

By:	Trilliant Gaming Nevada, Inc., its General Partner
By:	/s/ Timothy A.R. Duncanson
Name:	Timothy A.R. Duncanson
Title:	Vice President